                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                               (AMENDMENT NO. 2)*

                    Cameron Ashley Building Products, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                    13329010
--------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 11 pages

  CUSIP NO.   13329010                 13G          Page   2   of   11   Pages
            ------------                                 -----    ------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSON
    CGW SOUTHEAST PARTNERS I, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [_]
                                                       (b)  [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    GEORGIA
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
  NUMBER OF               938,121
   SHARES             ----------------------------------------------------------
BENEFICIALLY           6  SHARED VOTING POWER
  OWNED BY
    EACH              ----------------------------------------------------------
  REPORTING            7  SOLE DISPOSITIVE POWER
   PERSON                 938,121
    WITH              ----------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    938,121
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

CUSIP NO.   13329010                   13G            Page   3   of   11   Pages
          ------------                                     -----    ------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    CGW SOUTHEAST I, INC.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [_]
                                                       (b)  [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    GEORGIA

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
  NUMBER OF               938,121
   SHARES             ----------------------------------------------------------
BENEFICIALLY           6  SHARED VOTING POWER
  OWNED BY
    EACH              ----------------------------------------------------------
  REPORTING            7  SOLE DISPOSITIVE POWER
   PERSON                 938,121
    WITH              ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    938,121
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

CUSIP NO.   13329010                   13G          Page   4    of   11   Pages
          ------------                                   -----     ------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    RICHARD L. CRAVEY

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [_]
                                                       (b)  [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
  NUMBER OF
   SHARES             ----------------------------------------------------------
BENEFICIALLY           6  SHARED VOTING POWER
  OWNED BY                938,121
    EACH              ----------------------------------------------------------
  REPORTING            7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              ----------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER
                          938,121
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    938,121
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

CUSIP NO.   13329010                   13G         Page   5    of   11   Pages
          ------------                                  -----     ------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    WILLIAM S. GREEN

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [_]
                                                       (b)  [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
  NUMBER OF
   SHARES             ----------------------------------------------------------
BENEFICIALLY           6  SHARED VOTING POWER
  OWNED BY                938,121
    EACH              ----------------------------------------------------------
  REPORTING            7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              ----------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER
                          938,121
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    938,121
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

CUSIP NO.   13329010                 13G           Page   6    of   12   Pages
          ------------                                  -----     ------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    EDWIN A. WAHLEN, JR.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [_]
                                                       (b)  [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
  NUMBER OF
   SHARES             ---------------------------------------------------------
BENEFICIALLY           6  SHARED VOTING POWER
  OWNED BY                938,121
    EACH              ---------------------------------------------------------
 REPORTING             7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              ----------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER
                          938,121
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    938,121
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

ITEM 1.
  (a) Name of Issuer  CAMERON ASHLEY BUILDING PRODUCTS, INC.
  (b) Address of Issuer's Principal Executive Offices   11651 PLANO ROAD,
                                                            DALLAS TEXAS 75238

ITEM 2.
  (a) Name of Person Filing
             (i)  CGW SOUTHEAST PARTNERS I, L.P.
             (ii)  CGW SOUTHEAST I, INC.
             (iii)  RICHARD L. CRAVEY
             (iv)  WILLIAM S. GREEN
             (v)   EDWIN A. WAHLEN, JR.
  (b) Address of Principal Business Office or, if none, Residence
             (i) - (v)  TWELVE PIEDMONT CENTER, SUITE 210, ATLANTA,
                        GEORGIA 30305
  (c) Citizenship
             (i)  GEORGIA
             (ii)  GEORGIA
             (iii)  UNITED STATES
             (iv)  UNITED STATES
             (v)  UNITED STATES
  (d) Title of Class of Securities
             (i) - (v)  COMMON STOCK
  (e) CUSIP Number
             (i) - (v)  13329010

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
  (a) [_]  Broker or Dealer registered under Section 15 of the Act,
  (b) [_]  Bank as defined in Section 3(a)(6) of the Act,
  (c) [_]  Insurance Company as defined in Section 3(a)(19) of the Act,
  (d) [_] Investment Company registered under Section 8 of the Investment Company Act,
  (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
  (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F),
  (g) [_] Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G); see Item 7,
  (h) [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP

  (a)  Amount Beneficially Owned
             (i) - (v)  938,121
  (b)  Percent of Class
             (i) - (v)  10.0%


                              Page 7 of 11 pages

 (c) Number of shares as to which such person has:
       (i)  sole power to vote or to direct the vote
            (I)  AND (II)  938,121
       (ii) shared power to vote or to direct the vote
            (III), (IV) AND (V)  938,121
       (iii)sole power to dispose or to direct the disposition of
            (I)  AND (II)  938,121
       (iv) shared power to dispose or to direct the disposition of
            (III), (IV) AND (V)  938,121

  CGW SOUTHEAST PARTNERS I, L.P. IS THE SHAREHOLDER OF RECORD OF 938,121 SHARES OF COMMON STOCK OF CAMERON ASHLEY BUILDING PRODUCTS, INC. THE GENERAL PARTNER OF CGW SOUTHEAST PARTNERS I, L.P. IS CGW SOUTHEAST I, INC. MESSRS. CRAVEY, GREEN AND WAHLEN ARE DIRECTORS OF CGW SOUTHEAST I, INC.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

  The partners of CGW Southeast Partners I, L.P. have the right to receive a portion of the proceeds from the sale of the shares of Cameron Ashley Building Products, Inc. Common Stock held by such partnership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

  Response:  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

  Response:  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

  Response:  Not Applicable

ITEM 10.  CERTIFICATION

  Response:  Not Applicable


                              Page 8 of 11 pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    CGW SOUTHEAST PARTNERS I, L.P.
                                    a Georgia Limited Partnership
                                    BY:  CGW SOUTHEAST I, INC.
                                         its General Partner


                                    October 13, 1998
                                    -------------------------------------
                                                   Date

                                    /s/  Richard L. Cravey
                                    -------------------------------------
                                              Richard L. Cravey
                                       President and Managing Director



                                    CGW SOUTHEAST I, INC.

                                    October 13, 1998
                                    -------------------------------------
                                                   Date

                                    /s/  Richard L. Cravey
                                    -------------------------------------
                                             Richard L. Cravey
                                       President and Managing Director


                                    Richard L. Cravey


                                    October 17, 1998
                                    -------------------------------------
                                                  Date

                                    /s/  Richard L. Cravey
                                    -------------------------------------
                                                Signature


                                    William S. Green


                                    October 17, 1998
                                    -------------------------------------
                                                  Date

                                    /s/  William S. Green
                                    -------------------------------------
                                                Signature

                              Page 9 of 11 pages

                                    Edwin A. Wahlen, Jr.


                                    October 17, 1998
                                    ------------------------------------
                                                  Date

                                    /s/  Edwin A. Wahlen, Jr.
                                    ------------------------------------
                                                Signature


                              Page 10 of 11 pages

                           Exhibit A to Schedule 13G
                           -------------------------


  We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.


  October 13, 1998

                                    CGW SOUTHEAST PARTNERS I, L.P.
                                    a Georgia Limited Partnership
                                    BY:  CGW SOUTHEAST I, INC.
                                        its General Partner


                                    By: /s/  Richard L. Cravey
                                        _________________________________
                                          Richard L. Cravey
                                          President and Managing Director


                                    CGW SOUTHEAST I, INC.


                                    By: /s/  Richard L. Cravey
                                        ---------------------------------
                                          Richard L. Cravey
                                          President and Managing Director

                                        /s/  Richard L. Cravey
                                        ---------------------------------
                                          Richard L. Cravey

                                        /s/  William S. Green
                                        ---------------------------------
                                          William S. Green

                                        /s/  Edwin A. Wahlen, Jr.
                                        ---------------------------------
                                          Edwin A. Wahlen, Jr.



                              Page 11 of 11 pages